Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

October 31, 2024

Board of Directors

Elevance Health, Inc.

220 Virginia Avenue

Indianapolis, Indiana 46204

To the addressee referred to above:

We are acting as counsel to Elevance Health, Inc., an Indiana corporation (f/k/a Anthem, Inc.) (the “Company”), in connection with the Underwriting Agreement, dated October 22, 2024 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several Underwriters named in Exhibit A thereto, relating to the proposed issuance by the Company of $350,000,000 aggregate principal amount of its 4.500% Notes due October 30, 2026 (the “2026 Notes”), $750,000,000 aggregate principal amount of its 4.750% Notes due February 15, 2030 (the “2030 Notes”), $750,000,000 aggregate principal amount of its 4.950% Notes due November 1, 2031 (the “2031 Notes”), $1,200,000,000 aggregate principal amount of its 5.200% Notes due February 15, 2035 (the “2035 Notes”), $1,350,000,000 aggregate principal amount of its 5.700% Notes due February 15, 2055 (the “2055 Notes”) and $800,000,000 aggregate principal amount of its 5.850% Notes due November 1, 2064 (the “2064 Notes,” and together with the 2026 Notes, the 2030 Notes, the 2031 Notes, the 2035 Notes and the 2055 Notes, the “Notes”) pursuant to the Company’s automatic shelf registration statement on Form S-3 (333-275251) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on November 1, 2023. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Board of Directors Elevance Health, Inc.	- 2 -	October 31, 2024

For the purposes of this opinion letter, we have assumed that (i) The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) under the Indenture, dated as of November 21, 2017, between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 21, 2017, and incorporated into the Registration Statement by reference (the “Indenture”), has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement, modify or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other statutes, rules, or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules, or regulations may have on the opinion expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

Board of Directors Elevance Health, Inc.	- 3 -	October 31, 2024

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus dated October 22, 2024 that forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP

[Signature Page to HL Exhibit 5.1 Opinion]